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                                                                    EXHIBIT 99.1

Thursday July 9, 9:29 pm Eastern Time

CNET and NBC Complete Formation of Snap!

SAN FRANCISCO, July 9 /PRNewswire/ -- CNET, Inc. (Nasdaq: CNWK - news) reported today that CNET and NBC Multimedia, Inc. completed the formation of Snap! LLC, which will operate the Snap! Internet portal service previously operated as a division of CNET. Initially, Snap! LLC will be owned 81% by CNET and 19% by NBC Multimedia, but NBC Multimedia has an option to increase its ownership stake in the new venture to 60%. NBC also completed its previously announced purchase of 812,800 shares of CNET's common stock for an aggregate purchase price of $26.2 million.

Halsey Minor, CEO and President of CNET, also will serve as CEO of Snap! for the immediate future and will continue to be responsible for the overall operation of the service. Tom Rogers, President NBC Cable and Business Development and Executive Vice President, NBC; Marty Yudkovitz, President NBC Interactive Media; Scott Sassa, President NBC Television Stations and Neil Braun, President, NBC Television Network all will assume seats on the Snap! Board of Directors, comprising the majority of the Board.

This acquisition and joint venture between NBC, the leading broadcast network, and CNET, the Internet's leading content network, will redefine the crucial Internet portal market, providing Snap! with top brand association, media core competencies, advertiser connections, marketing and a level of promotion that is unprecedented in the Internet portal market.

CNET, Inc. is at the leading edge of media companies, producing a branded Internet network and television programming for both targeted and general audiences. Online and on television, CNET is the leading authority on computers, the Internet and digital technologies. CNET's network of sites is consistently ranked as the Internet's #1 content network in terms of both audience size and revenue, serving millions of users each day. CNET's television programs air on USA Network, the Sci-Fi Channel and in national syndication, reaching an estimated weekly audience of over eight million viewers. CNET, in partnership with NBC, also is the publisher of Snap!, a search and navigation service for all Internet users.


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